EXHIBIT 99.1

Cleco Corporation posts 2012 second-quarter operational earnings of $39.4 million, or $0.64 per diluted share; Company reaffirms operational earnings guidance and increases dividend by eight percent

PINEVILLE, La., July 31, 2012 - Cleco Corporation (NYSE: CNL) posted 2012 second-quarter earnings of $46.7 million, or $0.77 per diluted share, down $23.5 million from the $70.2 million recorded in the second quarter of 2011. Operational earnings for the second quarter of 2012, which excludes amounts for the contractual expiration of underlying indemnifications related to the Acadia Unit 2 transaction and other nonoperational gains, were $39.4 million, or $0.64 per diluted share, compared to $31.7 million, or $0.52 per diluted share for the second quarter of 2011.

“From a consolidated operational earnings viewpoint, we are pleased with our 2012 second-quarter and year-to-date results,” said Bruce Williamson, president and CEO of Cleco Corporation.  “Although milder weather in the second quarter and first six months of the year negatively impacted earnings, our results improved overall. Major factors contributing to the increase in operational earnings include lower operating expenses, a decrease in Cleco Power’s 2012 rate refund accrual compared to the refund accrual in the second quarter of 2011 and lower interest charges. These factors in combination with our ongoing, aggressive cost-management efforts are helping us overcome less-than-favorable weather and still deliver positive results. As a result, we are reaffirming our 2012 consolidated operational earnings with a range of $2.34 per diluted share to $2.44 per diluted share.”

“It is because of our confidence in our long-term position and Cleco's strong balance sheet that the board recently approved an eight percent increase in our quarterly dividend from $0.3125 per share to $0.3375 per share,” said Williamson. “This is the fourth dividend increase in the past three years. Since 2010, Cleco has raised its dividend by a total of 50 percent from $0.90 per share to $1.35 per share. With our new annual dividend rate and our reaffirmed earnings guidance, we expect to achieve a dividend payout ratio between 55 percent and 58 percent for 2012.  This puts us well within our goal of a long-term dividend payout ratio between 50 percent and 60 percent of our sustainable earnings.”

Financial Highlights:

Second Quarter 2012

•	Cleco reports second-quarter earnings applicable to common stock of $46.7 million, or $0.77 per diluted share, compared to $70.2 million, or $1.15 per diluted share for the second quarter of 2011.

Year-to-Date 2012

•
Cleco reports earnings applicable to common stock for the first six months of 2012 of $76.7 million, or $1.27 per diluted share, compared to $99.2 million, or $1.63 per diluted share for the first six months of 2011.

Dividend:
On July 26, 2012, the board of directors of Cleco Corporation declared a dividend of $0.3375 per share of common stock payable on Aug. 15, 2012 to shareholders of record as of Aug. 7, 2012. The eight percent increase will result in an annual dividend rate of $1.35 per share of Cleco common stock.

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended June 30		For the six months ended June 30
Subsidiary	2012	2011	2012	2011
Cleco Power LLC	$0.60	$0.59	$1.06	$1.08
Cleco Midstream Resources LLC	(0.01)	(0.07)	(0.06)	(0.09)
Corporate and Other[1]	0.05	—	0.07	(0.01)
Operational diluted earnings per share (Non-GAAP)	0.64	0.52	1.07	0.98
Adjustments[2]	0.13	0.63	0.20	0.65
Diluted earnings per share applicable to common stock	$0.77	$1.15	$1.27	$1.63

GAAP refers to United States generally accepted accounting principles.

1 Includes 2011 preferred stock dividends and redemption costs
2 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.52	2011 second quarter operational diluted earnings per share

(0.05)	Non-fuel revenue
0.05	Rate refund accrual
0.02	Other expenses, net
0.03	Interest charges
0.01	AFUDC (allowance for funds used during construction)
(0.05)	Income taxes
$0.01	Cleco Power results

0.06	Cleco Midstream results

0.05	Corporate and Other results

$0.64	2012 second-quarter operational diluted earnings per share

0.13	Adjustments[1]

$0.77	2012 second-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue decreased earnings by $0.05 per share compared to the second quarter of 2011 primarily due to $0.03 per share from the absence of a gain on the sale of Cleco Power’s fuel oil inventory and $0.02 per share primarily due to milder weather.

•	Lower rate refund accrual increased earnings by $0.05 per share compared to the second quarter of 2011.

•
Other expenses, net, increased earnings by $0.02 per share compared to the second quarter of 2011 primarily due to $0.05 per share of lower other operations and maintenance expenses, partially offset by $0.02 per share of higher depreciation expense and $0.01 per share of higher capacity charges.

•
Lower interest charges increased earnings by $0.03 per share compared to the second quarter of 2011 primarily due to $0.02 per share related to uncertain tax positions, $0.02 per share related to reacquired debt in October and December 2011, and $0.01 per share related to the retirement of pollution

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Cleco Corporation

control bonds in January and May 2012. The issuance of private placement notes in December 2011 and May 2012 partially offset these amounts by $0.02 per share.

•
AFUDC increased earnings by $0.01 per share compared to the second quarter of 2011 primarily due to higher AFUDC related to the advanced metering infrastructure project and miscellaneous transmission projects.

•
Higher income taxes decreased earnings by $0.05 per share compared to the second quarter of 2011 primarily due to $0.02 per share related to the absence in 2012 of the valuation allowance reversal in 2011, $0.02 per share for miscellaneous tax items, and $0.01 per share to record tax expense at the projected annual effective tax rate.

Cleco Midstream Resources

•
Evangeline’s results increased earnings by $0.04 per share compared to the second quarter of 2011 primarily due to higher tolling revenue resulting from the power purchase agreements with Cleco Power that began in 2012 as compared to the tolling agreement with J.P. Morgan Ventures Energy Corporation in 2011. Also contributing to the increase were lower interest charges related to uncertain tax positions.

•	Acadia’s results increased earnings by $0.02 per share compared to the second quarter of 2011 primarily due to the absence of operating expenses following the 2011 disposition of Acadia Unit 2.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments - Gain from Acadia Unit 2 Transaction and Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•
Lower income taxes increased earnings by $0.05 per share compared to the second quarter of 2011 as a result of $0.03 per share for higher tax credits and $0.02 per share to record tax expense at the consolidated projected annual effective tax rate.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$0.98	Six months ended June 30, 2011, operational diluted earnings per share

(0.11)	Non-fuel revenue
0.07	Rate refund accrual
(0.02)	Other expenses, net
0.10	Interest charges
(0.06)	Income taxes
$(0.02)	Cleco Power results

0.03	Cleco Midstream results

0.08	Corporate and Other results

$1.07	Six months ended June 30, 2012, operational diluted earnings per share

0.20	Adjustments[1]

$1.27	Six months ended June 30, 2012, reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue decreased earnings by $0.11 per share compared to the first six months of 2011 primarily due to $0.06 per share from milder winter weather and $0.05 per share from lower mineral lease payments, lower transmission revenue, and the absence of a gain on the sale of Cleco Power's fuel oil inventory.

•	Lower rate refund accrual increased earnings by $0.07 per share compared to the first six months of 2011.

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Cleco Corporation

•
Other expenses, net, decreased earnings by $0.02 per share compared to the first six months of 2011 primarily due to $0.03 per share of higher depreciation expense, $0.02 per share of higher capacity charges, and $0.01 per share of higher other miscellaneous expenses. Partially offsetting these increases were $0.04 per share of lower other operations and maintenance expenses.

•
Lower interest charges increased earnings by $0.10 per share compared to the first six months of 2011 primarily due to $0.07 per share related to uncertain tax positions and $0.04 per share related to reacquired debt in October and December 2011. Also contributing to the increase was $0.01 per share related to the retirement of pollution control bonds in January and May 2012 and $0.01 per share of lower other net miscellaneous interest charges. Partially offsetting these amounts was $0.03 per share related to the issuance of private placement notes in December 2011 and May 2012.

•
Higher income taxes decreased earnings by $0.06 per share compared to the first six months of 2011 primarily due to $0.02 per share related to the absence in 2012 of the valuation allowance reversal in 2011, $0.02 per share for miscellaneous tax items, $0.01 per share for lower tax credits, and $0.01 per share to record tax expense at the projected annual effective tax rate.

Cleco Midstream Resources

•
Evangeline’s results increased earnings by $0.02 per share compared to the first six months of 2011 primarily due to lower interest related to uncertain tax positions and higher tolling revenue resulting from the power purchase agreements with Cleco Power that began in 2012 as compared to the tolling agreement with J.P. Morgan Ventures Energy Corporation in 2011.

•	Acadia’s results increased earnings by $0.01 per share compared to the first six months of 2011 primarily due to the absence of operating expenses following the 2011 disposition of Acadia Unit 2.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments - Gain from Acadia Unit 2 Transaction and Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•	Lower income taxes increased earnings by $0.06 per share compared to the first six months of 2011 as a result of higher tax credits.

•
Lower interest charges increased earnings by $0.01 per share compared to the first six months of 2011 primarily due to the repayment of a bank term loan in April 2011, partially offset by higher interest charges related to uncertain tax positions.

•	Lower miscellaneous expenses increased earnings by $0.01 per share compared to the first six months of 2011.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational earnings per share to reported GAAP earnings per share.

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Cleco Corporation

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended June 30		For the six months ended June 30
	2012	2011	2012	2011
Operational diluted earnings per share	$0.64	$0.52	$1.07	$0.98
Life insurance policies	—	—	0.01	0.01
Tax levelization	0.01	—	—	—
Gain from Acadia Unit 2 transaction	—	0.63	—	0.63
Acadia Unit 1 indemnifications	—	—	0.07	0.01
Acadia Unit 2 indemnifications	0.12	—	0.12	—
Reported GAAP diluted earnings per share applicable to common stock	$0.77	$1.15	$1.27	$1.63

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component which is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, quarterly, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the second quarter of 2012, Cleco recorded a $0.01 per share benefit from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The resulting adjustment for this item had no impact for the second quarter of 2011. The incremental adjustment for tax levelization is not related to the current quarter's operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Gain from Acadia Unit 2 Transaction

On April 29, 2011, the disposition of Acadia Unit 2 and half of Acadia Power Station’s common facilities was completed resulting in the recognition of a gain of $0.63 per share for 2011. Because this is a one-time gain, management does not consider this adjustment to be a component of operational earnings.

Acadia Units 1 and 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power and Entergy Louisiana when they acquired Acadia Units 1 and 2 in February 2010 and April 2011, respectively. Acadia Power Partners, LLC and Acadia Power Holdings will reduce the indemnification liabilities either through expiration of the contractual life or through a reduction in the probability of a claim arising. During the second quarter of 2012, the contractual expiration of the underlying indemnifications increased earnings $0.12 per share. The resulting adjustment for this item had no impact for the second quarter of 2011. During the six months ended June 30, 2012 and 2011, the contractual expiration of the underlying indemnifications increased earnings $0.19 per share and $0.01 per share, respectively.

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Cleco Corporation

Cleco management will discuss the company’s second-quarter 2012 results during a conference call scheduled for 9 a.m. Central time (10 a.m. Eastern time) Wednesday, August 1, 2012. The call will be webcast live on the Internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q2 2012 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the results of Cleco Power’s RFPs, the completion of the Acadiana Load Pocket project, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns nine generating units with a total nameplate capacity of 2,524 megawatts and serves approximately 281,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
(318) 484-7642

Media Contact:
Fran Phoenix
(318) 484-7467

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Cleco Corporation

	For the three months ended June 30
(Unaudited)	(million kWh)			(thousands)
	2012	2011	Change	2012	2011	Change
Electric Sales
Residential	848	871	(2.6)%	$66,150	$69,338	(4.6)%
Commercial	667	648	2.9%	44,317	44,309	—
Industrial	578	597	(3.2)%	21,132	21,205	(0.3)%
Other retail	33	33	—	2,407	2,418	(0.5)%
Surcharge	—	—	—	2,036	2,833	(28.1)%
Other	—	—	—	(1,566)	(1,585)	1.2%
Total retail	2,126	2,149	(1.1)%	134,476	138,518	(2.9)%
Sales for resale	466	397	17.4%	11,710	11,039	6.1%
Unbilled	168	204	(17.6)%	10,006	8,377	19.4%
Total retail and wholesale customer sales	2,760	2,750	0.4%	$156,192	$157,934	(1.1)%

	For the six months ended June 30
(Unaudited)	(million kWh)			(thousands)
	2012	2011	Change	2012	2011	Change
Electric Sales
Residential	1,632	1,831	(10.9)%	$122,540	$136,527	(10.2)%
Commercial	1,237	1,242	(0.4)%	86,064	88,401	(2.6)%
Industrial	1,128	1,151	(2.0)%	41,224	41,855	(1.5)%
Other retail	65	66	(1.5)%	4,767	4,884	(2.4)%
Surcharge	—	—	—	4,851	4,550	6.6%
Other	—	—	—	(3,120)	(3,295)	5.3%
Total retail	4,062	4,290	(5.3)%	256,326	272,922	(6.1)%
Sales for resale	856	843	1.5%	23,495	22,978	2.2%
Unbilled	80	39	105.1%	5,703	(3,893)	246.5%
Total retail and wholesale customer sales	4,998	5,172	(3.4)%	$285,524	$292,007	(2.2)%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended June 30	2012	2011
Operating revenue
Electric operations	$228,293	$260,485
Tolling operations	—	4,222
Other operations	12,111	12,983
Affiliate revenue	—	55
Gross operating revenue	240,404	277,745
Electric customer credits	(281)	(4,822)
Operating revenue, net	240,123	272,923
Operating expenses
Fuel used for electric generation	54,999	78,268
Power purchased for utility customers	16,068	26,068
Other operations	28,688	31,080
Maintenance	24,184	28,269
Depreciation	32,250	30,699
Taxes other than income taxes	9,713	9,464
Gain on sales of assets	(22)	(506)
Total operating expenses	165,880	203,342
Operating income	74,243	69,581
Interest income	(3)	170
Allowance for other funds used during construction	1,399	876
Equity income from investees, before tax	—	61,440
Other income	13,014	1,050
Other expense	(831)	(630)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	21,094	25,935
Allowance for borrowed funds used during construction	(478)	(316)
Total interest charges	20,616	25,619
Income before income taxes	67,206	106,868
Federal and state income tax expense	20,520	36,520
Net income	46,686	70,348
Preferred dividends requirements	—	15
Preferred stock redemption costs, net of tax	—	112
Net income applicable to common stock	$46,686	$70,221

Average number of basic common shares outstanding	60,421,028	60,655,538
Average number of diluted common shares outstanding	60,660,702	61,023,439
Basic earnings per share
Net income applicable to common stock	$0.77	$1.16
Diluted earnings per share
Net income applicable to common stock	$0.77	$1.15
Cash dividends paid per share of common stock	$0.3125	$0.28

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the six months ended June 30	2012	2011
Operating revenue
Electric operations	$437,883	$498,953
Tolling operations	—	7,003
Other operations	23,056	25,711
Affiliate revenue	—	202
Gross operating revenue	460,939	531,869
Electric customer credits	1,955	(5,256)
Operating revenue, net	462,894	526,613
Operating expenses
Fuel used for electric generation	128,063	175,236
Power purchased for utility customers	24,705	35,116
Other operations	56,385	58,146
Maintenance	41,419	45,078
Depreciation	64,097	60,512
Taxes other than income taxes	19,743	18,924
Gain on sales of assets	(55)	(496)
Total operating expenses	334,357	392,516
Operating income	128,537	134,097
Interest income	31	285
Allowance for other funds used during construction	2,416	2,854
Equity income from investees, before tax	1	62,052
Other income	22,389	2,254
Other expense	(1,486)	(1,233)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	42,062	53,263
Allowance for borrowed funds used during construction	(822)	(1,031)
Total interest charges	41,240	52,232
Income before income taxes	110,648	148,077
Federal and state income tax expense	33,930	48,714
Net income	76,718	99,363
Preferred dividends requirements	—	26
Preferred stock redemption costs, net of tax	—	112
Net income applicable to common stock	$76,718	$99,225

Average number of basic common shares outstanding	60,387,388	60,613,371
Average number of diluted common shares outstanding	60,625,377	60,797,545
Basic earnings per share
Net income applicable to common stock	$1.27	$1.64
Diluted earnings per share
Net income applicable to common stock	$1.27	$1.63
Cash dividends paid per share of common stock	$0.625	$0.53

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At June 30, 2012	At Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$23,693	$93,576
Accounts receivable, net	74,144	79,864
Other current assets	283,402	283,345
Total current assets	381,239	456,785
Property, plant and equipment, net	2,935,392	2,893,899
Equity investment in investees	14,541	14,540
Prepayments, deferred charges and other	672,336	684,978
Total assets	$4,003,508	$4,050,202
Liabilities
Current liabilities
Long-term debt due within one year	$88,540	$24,258
Accounts payable	90,549	129,308
Other current liabilities	132,490	167,436
Total current liabilities	311,579	321,002
Deferred credits	991,228	972,287
Long-term debt, net	1,244,434	1,337,056
Total liabilities	2,547,241	2,630,345
Shareholders’ equity
Common shareholders’ equity	1,482,857	1,447,996
Accumulated other comprehensive loss	(26,590)	(28,139)
Total shareholders’ equity	1,456,267	1,419,857
Total liabilities and shareholders’ equity	$4,003,508	$4,050,202

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